Exhibit a(5)(i)

UTStarcom Launches Tender Offer to Purchase up to 25,000,000 of its Ordinary Shares

BEIJING, November 30, 2012 — UTStarcom Holdings Corp. (“UTStarcom” or the “Company”) (Nasdaq: UTSI), a leading provider of media operational support services and broadband equipment products and services, announced today the commencement of a tender offer to purchase up to 25,000,000 of its ordinary shares at a price of $1.20 per share, representing a 30.4% premium to the November 29, 2012 closing price on the NASDAQ Global Select Stock Market of $0.92 per share. The tender offer is expected to expire at 5:00 P.M., New York City time, on Thursday, January 3, 2013, unless extended. In accordance with the rules of the Securities and Exchange Commission, UTStarcom may increase the number of shares accepted in the offer by no more than two percent of the outstanding shares without amending or extending the tender offer.

William Wong, Chief Executive Officer of UTStarcom, commented, “We are pleased to announce this tender offer, which reflects our confidence in the Company’s future prospects and we believe is an efficient way of returning capital to shareholders and increasing long-term shareholder value.”

UTStarcom’s directors and executive officers have advised UTStarcom that they do not intend to tender their shares in the tender offer.

The tender offer is not conditioned upon any minimum number of shares being tendered, but will be subject to other conditions that are described in the offer to purchase. UTStarcom intends to fund share purchases in the tender offer with cash on hand.

Jefferies & Company, Inc. will serve as dealer manager for the tender offer. The information agent for the tender offer is Alliance Advisors LLC, and the depositary is Computershare Trust Company N.A. The offer to purchase, the letter of transmittal and the related materials are being mailed to UTStarcom shareholders. Shareholders, banks and brokers may call the dealer manager at (877) 547-6340 (toll free) for any questions or the information agent at (877) 777-5603 (toll free) for additional copies of the tender offer documents.

While UTStarcom’s board of directors has approved the making of the tender offer, none of UTStarcom, its board of directors, the dealer manager, the depositary or the information agent makes any recommendation to any shareholder as to whether to tender or refrain from tendering any shares. UTStarcom has not authorized any person to make any such recommendation. Shareholders must decide whether to tender their shares and, if so, how many shares to tender. In doing so, shareholders should carefully evaluate all of the information in the offer to purchase, the letter of transmittal and the related materials before making any decision with respect to the tender offer and should consult their own financial and tax advisors.

About UTStarcom Holdings Corp.

UTStarcom is focused on providing next generation media operational support services in the rapidly growing markets for TV over IP services and broadband equipment products and services. UTStarcom is committed to meeting the evolving needs of cable and broadband service providers to enable a more personalized entertainment experience. The Company sells its media operational support services and broadband equipment products and services to operators in both emerging and established broadband and cable markets around the world.

UTStarcom was founded in 1991 and has traded on the NASDAQ since 2000. The Company has its operational headquarters in Beijing, China and research and development operations in China and India. For more information about UTStarcom, visit the Company’s website at http://www.utstar.com.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the timing of the tender offer, and the future prospects of the Company. These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially and adversely from the Company’s current expectations. These include risks and uncertainties related to, among other things, the number of shares tendered by shareholders, changes in the financial condition and cash position of the Company, the Company’s ability to realize its anticipated results and benefits of the tender offer, assumptions the Company makes regarding the growth of the market and the success of the Company’s offerings in the market, and the Company’s ability to execute its business plan and manage regulatory matters.  The risks and uncertainties also include the risk factors identified in the Company’s latest Annual Report on Form 20-F and Current Reports on Form 6-K, as filed with the Securities and Exchange Commission. The Company is in a period of transition and the conduct of its business is exposed to additional risks as a result. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release, which may change, and UTStarcom assumes no obligation to update any such forward-looking statement.

Tender Offer Statement

This release does not constitute an offer to buy or the solicitation of an offer to sell ordinary shares of UTStarcom.  The full details of the tender offer, including complete instructions on how to tender shares, are included in the offer to purchase, the letter of transmittal and related materials, which are being mailed to shareholders.  Shareholders and investors should read carefully the offer to purchase, letter of transmittal and related materials because they will contain important information, including the various terms of, and conditions to, the tender offer.  Shareholders and investors may obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal and other documents that UTStarcom intends to file with the Securities and Exchange Commission at the Commission’s website at www.sec.gov or by calling Alliance Advisors LLC, UTStarcom’s information agent for the tender offer at (877) 777-5603 (toll free).  Shareholders are urged to carefully read these materials prior to making any decision with respect to the tender offer.

Contacts:

UTStarcom Holdings Corp.

Ms. Jing Ou-Yang

+86-10-8520-5153

jouyang@utstar.com

FTI Consulting, Inc.

Ms. May Shen (Beijing)

+86-10-8591-1951

May.Shen@fticonsulting.com

Mr. Daniel DelRe (Hong Kong)

+852-3768-4547

Daniel.DelRe@fticonsulting.com

Mr. Eric Boyriven (New York)

+212-850-5671

Eric.Boyriven@fticonsulting.com

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